Exhibit 99.2


For Immediate Release                 Contact: Marc Cannon
                                               (954) 769-3146
                                               cannonm@autonation.com

                     AUTONATION REACHES AGREEMENT REGARDING
                               ANC RENTAL MATTERS

         FORT LAUDERDALE, FLA. (APRIL 15, 2003) --- AUTONATION, INC. (NYSE: AN), announced today that it has signed an agreement with ANC Rental Corporation ("ANC") and the Unsecured Creditors' Committee appointed in ANC's bankruptcy that resolves potential claims relating to ANC's bankruptcy, including potential claims arising out of the spin-off of ANC by AutoNation in 2000. The agreement is subject to bankruptcy court approval, which the parties will seek to obtain in early May.

         Mike Jackson, AutoNation's Chairman and CEO stated, "This agreement eliminates uncertainty related to AutoNation's potential exposure arising due to the bankruptcy of ANC, including as a result of AutoNation's spin-off of ANC."

         The key terms of the settlement include the following. AutoNation will continue to guarantee certain surety bonds issued by ANC until December 2006. AutoNation's obligations under this guarantee are capped at $29.5 million. In addition, upon ANC's successful exit from bankruptcy, AutoNation will guarantee an additional $10.5 million of ANC bonds until December 2006 and, upon a permanent reduction of the guarantees, AutoNation will pay one-half of the permanent reduction, or up to $20 million, to a trust established for the benefit of the unsecured creditors of ANC. ANC and the unsecured creditors will provide a full release of any potential claims against AutoNation arising out of the spin-off of ANC, and AutoNation will release most of the pre-petition claims that it has asserted in the bankruptcy.

         As a result of the settlement, AutoNation's remaining exposure to ANC is in the estimated range of $20 million to $40 million. Additional details will be provided with AutoNation's first quarter earnings release scheduled for April 28, 2003.

ABOUT AUTONATION, INC.

         AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest retailer of both new and used vehicles. Ranked #93 on the 2002 Fortune 500 survey of America's largest corporations, AutoNation employs approximately 28,500 people and owns and operates more than 373 automotive retail franchises in 17 states. For additional information, please visit the "About AutoNation, Inc." section of www.AutoNation.com, where consumers can find more than 92,000 vehicles available for sale, or visit http://corp.AutoNation.com.

FORWARD-LOOKING STATEMENTS

         Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including whether the bankruptcy court approves the settlement and the actual amount of the Company's exposure relating to these matters. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

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